Exhibit 99.1

Liberty Oilfield Services Inc. Announces First Quarter 2018 Financial and Operational Results

May 7, 2018

Liberty Oilfield Services Inc. (NYSE: LBRT; “Liberty”) announced today first quarter 2018 financial and operational results.

Summary Results and Highlights

•	Revenue of $495 million and net income of $54 million[1] for the first quarter of 2018

•	Adjusted EBITDA of $100 million[2] and annualized adjusted EBITDA per average active fleet of $20.4 million for the first quarter of 2018

Message from Chris Wright, CEO

“We are proud of our first quarter results. The Liberty team came together to deliver record revenue and Adjusted EBITDA despite significant operational challenges arising from unusual winter weather and sand logistics issues during the first quarter.

“We are excited for the remainder of 2018. The frac market remains strong and in partnership with our customers we continue to drive increases in throughput across our entire fleet. The second quarter is off to a great start and we expect results for this period will surpass our Adjusted EBITDA per average active fleet from last year’s third quarter.

“In the Permian, we are pleased with our deepening customer relationships and the results we are seeing. During the first quarter, we deployed our sixth Permian fleet under a dedicated arrangement. The Permian market remains tight for top tier, high-efficiency frac fleets, and pricing is strong. More importantly, we are seeing meaningful throughput and efficiency gains across our fleets in the basin.”

Fleet Deployment Update

During the first quarter of 2018, Liberty deployed fleets 20 and 21 under dedicated arrangements with existing customers. Liberty has staffed fleet 22 and is on schedule to deploy that fleet on a dedicated basis at the end of the second quarter of 2018. As previously announced, Liberty anticipates fleets 23 and 24 will be delivered at the end of the third and fourth quarters of 2018 under dedicated arrangements.

[1]	Net income attributable to Predecessor, controlling and noncontrolling interests
[2]	“Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.

First Quarter 2018 Results

For the first quarter of 2018, revenue grew 10% to $495 million from $449 million in the fourth quarter of 2017.

Net income totaled $54 million1 in the first quarter compared to net income of $58 million in the fourth quarter. First quarter results included a $3 million one-time, non-recurring expense related to the early retirement of debt in conjunction with our initial public offering. First quarter income tax expense totaled $8 million. Liberty was not subject to income tax prior to its initial public offering.

Adjusted EBITDA increased 9% to $100 million from $92 million in the fourth quarter. Annualized adjusted EBITDA per average active fleet increased to $20.4 million in the first quarter compared to $20.2 million in the fourth quarter. Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

For the trailing twelve-months ended March 31, 2018, the Pre-Tax Return on Capital Employed (“ROCE”) was 39%. Please refer to the calculation of ROCE in this release.

Balance Sheet and Liquidity

As of March 31, 2018, Liberty had cash on hand of $98 million and total debt of $107 million, net of discount. There were no borrowings drawn on the ABL credit facility, and total liquidity including availability under the credit facility was $311 million. On January 17, 2018, Liberty completed its initial public offering of approximately 14.6 million shares of its Class A common stock at a price of $17.00 per share.

Conference Call

Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Tuesday, May 8, 2018. Presenting Liberty’s results will be Chris Wright, Chief Executive Officer, Ron Gusek, President and Michael Stock, Chief Financial Officer.

Individuals wishing to participate in the conference call should dial (866) 807-9684, or for international callers (412) 317-5415. Participants should ask to join Liberty’s call. A live webcast will be available at http://investors.libertyfrac.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 10119425. The replay will be available until May 15, 2018.

About Liberty Oilfield Services Inc.

Liberty is an independent provider of hydraulic fracturing services to onshore oil and natural gas exploration and production companies in North America. Liberty was founded in 2011 with a relentless focus on improving tight-oil completions, and an emphasis on customer partnerships and technology to find innovative answers to frac optimization. Liberty is headquartered in Denver, Colorado. For more information about Liberty or this event, please contact Investor Relations at IR@libertyfrac.com.

Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including EBITDA, Adjusted EBITDA and Pre-Tax Return on Capital Employed. We believe that the presentation of EBITDA and Adjusted EBITDA are useful because they allow the evaluation of our operating performance and compares the results of our operations from period to period without regard to our financing methods or capital structure. We believe that the presentation of Pre-Tax Return on Capital Employed allows the evaluation of our investment returns on capital and our effectiveness in deploying our assets. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.

Forward-Looking and Cautionary Statements

The information above includes “forward-looking statements” within the meaning of the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, the deployment of fleets in the future, Adjusted EBITDA per average active fleet in future quarters, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the “Risk Factors” section of Liberty’s Annual Report for the year ended December 31, 2017 and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statement.

Liberty Oilfield Services Inc.

Selected Financial Data

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
	(amounts in thousands, except for fleet data)
Statement of Income Data:
Revenue	$495,160	$448,883	$252,394
Costs of services, excluding depreciation and amortization shown separately	376,827	339,315	211,633
General and administrative	21,677	20,738	17,084
Depreciation and amortization	28,016	25,642	14,146
Loss (gain) on disposal of assets	80	160	(43)

Total operating expenses	426,600	385,855	242,820
Operating income	68,560	63,028	9,574
Interest expense	(6,494)	(5,347)	(1,452)

Net income before taxes	62,066	57,681	8,122
Income tax expense	8,079	—	—

Net income attributable to Predecessor, controlling and noncontrolling interests	$53,987	$57,681	$8,122
Less: Net income attributable to Liberty LLC, prior to Corporate Reorganization	8,705	57,681	8,122
Less: Net income attributable to noncontrolling interests	21,607	—	—

Net income attributable to Liberty Oilfield Services Inc. stockholders	$23,675	$—	$—

Other Financial and Operational Data
Capital expenditures	$82,867	$60,255	$136,524
Adjusted EBITDA (1)	$100,167	$91,753	$30,437
Total Fleets at beginning of period (2)	19.0	17.0	10.0
Total Fleets at end of period (2)	21.0	19.0	12.0
Average Active Fleets (3)	19.9	18.0	11.4
Annualized Adjusted EBITDA per Average Active Fleet (4)	$20,414	$20,223	$10,828

(1)	Adjusted EBITDA is a non-GAAP financial measures. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.
(2)	Total Fleets represents the number of deployed and active fleets as of the designated date.
(3)	Average Active Fleets is calculated as the daily average of the number of active fleets for the period presented.
(4)	Annualized Adjusted EBITDA per Average Active Fleet is calculated as Adjusted EBITDA for the respective quarter annualized, divided by the Average Active Fleets, as defined above.

Liberty Oilfield Services Inc.

Condensed Consolidated and Combined Balance Sheets

(unaudited, amounts in thousands)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$98,070	$16,321
Accounts receivable and unbilled revenue	293,527	258,788
Inventories	60,072	55,524
Prepaids and other current assets	26,847	21,396

Total current assets	478,516	352,029

Property and equipment, net	549,297	494,776
Other assets	11,113	5,298

Total assets	$1,038,926	$852,103

Liabilities and Equity
Current liabilities:
Accounts payable	$139,084	$66,846
Accrued liabilities	110,699	153,648
Current portion of long-term debt, net of discount	370	11

Total current liabilities	250,153	220,505
Long-term debt, net of discount	106,905	196,346
Deferred tax liability	28,657	—
Payable pursuant to tax receivable agreement	2,291	—

Total liabilities	388,006	416,851

Redeemable common units	—	42,486
Member equity	—	392,766
Stockholders’ equity:
Common Stock	1,182	—
Additional paid in capital	347,965	—
Retained earnings	23,675	—

Total stockholders’ equity	372,822	—
Noncontrolling interest	278,098	—

Total Equity	650,920	435,252

Total liabilities and equity	$1,038,926	$852,103

Liberty Oilfield Services Inc.

Reconciliation and Calculation of Non-GAAP Financial and Operational Measures

(unaudited, amounts in thousands)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Net income attributable to Predecessor, controlling and noncontrolling interest	$53,987	$57,681	$8,122
Depreciation and amortization	28,016	25,642	14,146
Interest expense	6,494	5,347	1,452
Income tax expense	8,079	—	—

EBITDA	$96,576	$88,670	$23,720
Fleet start-up costs	3,309	3,171	4,612
Asset acquisition costs	—	(498)	1,354
Loss (gain) on disposal of assets	80	160	(43)
Advisory services fees	202	250	794

Adjusted EBITDA	$100,167	$91,753	$30,437

Calculation of Pre-Tax Return on Capital Employed

	Twelve Months Ended
	March 31,
	2018	2017
Net income attributable to Predecessor, controlling and noncontrolling interest	$214,366
Add back: Income tax expense	8,079

Pre-tax net income	$222,445
Capital Employed
Total debt, net of discount	$107,275	$105,914
Redeemable common units	—	40,197
Total equity	650,920	236,691

Total Capital Employed	$758,195	$382,802

Average Capital Employed (1)	$570,499
Pre-Tax Return on Capital Employed (2)	39%

(1)	Average Capital Employed is the simple average of Total Capital Employed as of March 31, 2018 and 2017.
(2)	Pre-tax Return on Capital Employed is the ratio of pre-tax net income for the twelve months ended March 31, 2018 to Average Capital Employed.

Liberty Oilfield Services Inc.

Michael Stock, 303-515-2851

Chief Financial Officer

IR@libertyfrac.com

or

Damon Overal, 303-515-2851

Head of Investor Relations

IR@libertyfrac.com